ISDERA NORTH AMERICA, INC.
2011 STOCK OPTION PLAN

ARTICLE 10. TAXES	7
10.1 General	7
10.2 Share Withholding	7
10.3 Section 409A Matters	7
ARTICLE 11. LIMITATION ON PAYMENTS	8
11.1 Scope of Limitation	8
11.2 Basic Rule	8
11.3 Reduction of Payments	8
11.4 Overpayments and Underpayments	9
11.5 Related Corporations	9
ARTICLE 12. FUTURE OF THE PLAN	9
12.1 Term of the Plan	9
12.2 Amendment or Termination	9
12.3 Stockholder Approval	9
ARTICLE 13. DEFINITIONS	9
EXHIBITS
EXHIBIT A TO 2011 STOCK OPTION PLAN	15
EXHIBIT B TO 2011 STOCK OPTION PLAN	20

ISDERA NORTH AMERICA, INC.
2011 STOCK OPTION PLAN

ARTICLE 1 - INTRODUCTION.

The Board adopted the Plan effective as of the Adoption Date. The Company's shareholders approved the Plan on June 15, 2011. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Executive Officers, Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Executive Officers, Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Executive Officers, Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute both ISOs or NSOs).

The Plan shall be governed by, and construed in accordance with, the laws of the State of Nevada (except their choice-of-law provisions).

ARTICLE 2 - ADMINISTRATION.

2.1 Committee Composition. The Compensation Committee of the Board shall administer the Plan. The Committee shall consist exclusively of two or more members of the Board, who shall be appointed by the Board. In the absence of the Board appointing members to the Committee, the entire Board shall be deemed to constitute the Committee, and shall exercise the responsibilities of the Committee as set forth herein. Each member of the Committee shall meet the following requirements (in the event the full Board acts as the Committee its Board members shall meet only the requirements for Board membership generally):

(a) Any listing standards prescribed by the principal securities market on which the Company’s equity securities are traded;

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code;

(c) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(d) Any other requirements imposed by applicable law, regulations or rules.

2.2 Committee Responsibilities. The Committee shall (a) select the Executive Officers, Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) determine to what extent any Performance Goals have been attained, (d) interpret the Plan, (e) make all other decisions relating to the operation of the Plan and (f) carry out any other duties delegated to it by the Board under the Plan. The Committee is also authorized to establish operating rules, including sub-plans, as it in its discretion deems necessary to allow for the grant of Awards to Executive Officers, Employees, Outside Directors and Consultants under the laws and practices of foreign countries. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3 Sub-Committee Grants. The Board (or the Committee if the Board has delegated to it authority to further delegate its responsibilities) may delegate its authority to administer the Plan to an additional committee of the Board (which shall be a sub-committee of the Committee if the Committee has been appointed by the Board), composed of one or more directors of the Company, or to the extent permitted by applicable law one or more officers of the Company. The members of such additional committee need not satisfy the requirements of Section 2.1. Such committee or individual(s) may (a) administer the Plan with respect only to Employees who are not Consultants or Outside Directors and are not considered Executive Officers of the Company hereunder or under Section 16 of the Exchange Act, ("Covered Employees" for purposes of this Section 2.3), (b) grant Awards under the Plan to such Covered Employees and (c) subject to any limitations imposed under the terms of the authority delegated, determine all features and conditions of such Awards; provided however that such features and limitations shall be limited to those provisions set forth in blank in the form of stock option agreements attached as Exhibits A and B hereto, and further provided that only  the forms of stock option agreement included herewith as Exhibits A and B hereto shall be used to memorialize the grant of options to Covered Employees without substantial and substantive divergence from the printed language thereof. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall, where the context requires, include any such individual(s) or additional committee to whom the Board, or the Committee if such is appointed by the Board, has delegated the required authority under this Section 2.3.

ARTICLE 3 - SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed (a) 2,000,000 plus (b) the additional Common Shares described in Sections 3.2 and 3.3. The number of Common Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Common Shares that then remain available for issuance under the Plan. All Common Shares available under the Plan may be issued upon the exercise of ISOs. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 7.

3.2 Annual Increase in Shares. As of the first day of each fiscal year of the Company, commencing on January 1, 2012, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the lowest of (a) 1% of the total number of Common Shares then outstanding, (b) 50,000 Common Shares or (c) the number determined by the Board.

3.3 Shares Returned to Reserve. To the extent that Options are forfeited or expire for any other reason before being exercised or settled in full, the Common Shares subject to such Options shall again become available for issuance under the Plan. If Common Shares issued upon the exercise of Options are reacquired by the Company pursuant to a forfeiture provision or for any other reason, then such Common Shares shall again become available for issuance under the Plan. Shares applied to pay the Exercise Price of Options or to satisfy tax withholding obligations related to any Award shall again become available for issuance under the Plan. To the extent that an Award is settled in cash rather than Shares, the cash settlement shall not reduce the number of Shares available for issuance under the Plan.

ARTICLE 4 - ELIGIBILITY.

4.1 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the additional requirements set forth in Section 422(c)(5) of the Code are satisfied.

4.2 Other Grants of Options. Only Executive Officers, Employees, Outside Directors and Consultants shall be eligible for the grant of NSOs.

ARTICLE 5 - OPTIONS.

5.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Grant of Stock Options to U.S and Non-U.S. Covered Employees shall be subject to Stock Option Agreements substantially in the form of Exhibits A (respecting U.S. Employees) and B (respecting Non-U.S. Employees) hereto, unless the full Board, acting  upon recommendation of the Committee, determines that the circumstances surrounding any individual Grant warrant divergence from the specific terms of such forms of Stock Option Agreements.

5.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, which number shall adjust in accordance with Article 7. Options granted to an Optionee in a single fiscal year of the Company shall not cover more than 800,000 Common Shares. The limitations set forth in the preceding sentence shall be subject to adjustment in accordance with Article 7.

5.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price, which shall not be less than 100% of the Fair Market Value of a Common Share on the date of grant. The preceding sentence shall not apply to Options granted pursuant to an assumption of, or substitution for, another option in a manner that would satisfy the requirements of Section 424(a) of the Code, whether or not such section is applicable. Moreover, the full Board, acting upon recommendation of the Committee may, in special circumstances specified by such Board in its resolution approving such grant, grant to Executive Officers and Outside Directors and Consultants options with a specified Exercise Price of less than 100% of Fair Market Value. The authority granted by the foregoing sentence shall be effective only to the extent it does not cause ISOs to not be qualified under the Code.

5.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated vesting and exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.

5.5 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become vested and exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control. However, in the case of an ISO, the acceleration of vesting and exercisability shall not occur without the Optionee’s written consent. In addition, acceleration of vesting and exercisability may be required under Section 7.3.

5.6 Death of Optionee. After an Optionee’s death, any vested and exercisable Options held by such Optionee may be exercised by his or her beneficiary or beneficiaries. Each Optionee may designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Optionee’s death. If no beneficiary was designated or if no designated beneficiary survives the Optionee, then any vested and exercisable Options held by the Optionee may be exercised by his or her estate.

5.7 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, reprice, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

5.8 Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

5.9 Tax Considerations Related to Option Modifications. Notwithstanding anything to the contrary in Section 5.8 or 5.9, in no event shall a modification of an Option otherwise permitted or consented to under the terms of the Plan be given effect if such modification would cause the Option to become a stock right subject to Code Section 409A (where such Option had not previously been so subject) unless the parties explicitly acknowledge and consent to the modification as one having that effect.

ARTICLE 6. PAYMENT FOR OPTION SHARES.

6.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except that the Committee at its sole discretion may (a) accept payment of the Exercise Price in any other form(s) described in this Article 6 and (b) to prohibit the use of any method of consideration otherwise permitted under the Stock Option Agreement as long as such prohibition does not render the Optionee unable to exercise an otherwise exercisable Option. However, if the Optionee is an Outside Director or Executive Officer of the Company, he or she may pay the Exercise Price only with a form of consideration permitted under Section 13(k) of the Exchange Act.

6.2 Surrender of Stock. With the Committee’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

6.3 Exercise/Sale. With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Other Forms of Payment. With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form of consideration (including through delivery of a full-recourse promissory note) that is consistent with applicable laws, regulations and rules.

ARTICLE 7 - PROTECTION AGAINST DILUTION.

7.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Options available for future Awards under Article 3;

(b) The limitations set forth in Sections 5.2;

(c) The number of Common Shares covered by each outstanding Option; or

 (d) The Exercise Price under each outstanding Option.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 7, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

No adjustment shall be made in the number of Options granted or available for future Award under Article 3, the number of Common Shares covered by each outstanding Option, or the Exercise Price of outstanding Options, in the event the Company issues, by way of sale or exchange, Common Shares, or any class of its equity securities, or securities convertible into its equity securities for valuable consideration, except as provided by Section 7.3 hereof.

7.2 Dissolution or Liquidation. To the extent not previously exercised, Options, shall terminate immediately prior to the dissolution or liquidation of the Company.

7.3 Reorganizations. In the event that the Company is party to a Corporate Transaction, all outstanding Awards shall be subject to the definitive transaction agreement. Such agreement shall provide for one or more of the following:

(a) The continuation of such outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of such outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options shall comply with Section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for such outstanding Awards, provided that the substitution of Options shall comply with Section 424(a) of the Code (whether or not the Options are ISOs).

(d) The cancellation of such outstanding Options and SARs. The Optionees shall be able to exercise vested Options and SARs during a period of not less than five full business days preceding the closing date of the transaction, unless (i) a shorter period is required to permit a timely closing of such transaction and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of the transaction.

(e) The cancellation of vested outstanding Options and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the Common Shares subject to such Options as of the closing date of the transaction over (ii) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. If the Exercise Price of the Common Shares subject to such Options exceeds the Fair Market Value of such Common Shares, then such Options may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 8 - PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

8.1 Effective Date. No provision of this Article 8 shall be effective unless and until the Board has determined to implement such provision.

8.2 Elections to Receive NSOs. An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or NSOs, or a combination thereof, as determined by the Board. Such NSOs, shall be issued under the Plan. An election under this Article 8 shall be filed with the Company on the prescribed form.

8.3 Number and Terms of NSOs. The number of NSOs to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The terms of such NSOs shall also be determined by the Board.

ARTICLE 9 - LIMITATION ON RIGHTS.

9.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

9.2 Stockholders’ Rights. Participants shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

9.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 10 - TAXES.

10.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

10.2 Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered. This Section 10.2 shall apply only to the minimum extent required by applicable tax laws.

10.3 Section 409A Matters. Unless otherwise expressly set forth in an Award agreement, it is intended that Awards granted under the Plan shall be exempt from Code Section 409A, and any ambiguity in the terms of Awards and of the Plan shall be interpreted consistently with this intent.

ARTICLE 11 - LIMITATION ON PAYMENTS.

11.1 Scope of Limitation. This Article 11 shall apply to an Award only if:

(a) The independent auditors selected for this purpose by the Committee (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under Section 4999 of the Code), will be greater after the application of this Article 11 than it was before the application of this Article 11; or

(b) The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 11 (regardless of the after-tax value of such Award to the Participant).

If this Article 11 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

11.2 Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 11, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

11.3 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 11, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 11 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

11.4 Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant that he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

11.5 Related Corporations. For purposes of this Article 11, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

ARTICLE 12 - FUTURE OF THE PLAN.

12.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the Adoption Date. The Plan shall remain in effect until the earlier of (a) the date when the Plan is terminated under Section 16.2 or (b) the 10th anniversary of the date when the Board adopted the Plan.

12.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

12.3 Stockholder Approval. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. However, Section 162(m) of the Code may require that the Company’s stockholders approve:

(a) The Plan not later than the first regular meeting of stockholders that occurs in the fourth calendar year following the calendar year in which the Adoption Date occurred; and

(b) The performance criteria set forth in Appendix A not later than the first meeting of stockholders that occurs in the fifth year following the year in which the Company’s stockholders previously approved such criteria.

ARTICLE 13 - DEFINITIONS.

13.1 "Adoption Date" means the date this Plan is approved by action of the Board as set forth in the official record of the Board's proceedings.

13.2 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

13.3 “Award” means an award of Options, SARs, Restricted Shares or Stock Units.

13.4 “Board” means the Company’s Board of Directors, as constituted from time to time.

13.5 “Cause” means:

(a) An unauthorized use or disclosure by the Participant of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(b) A material breach by the Participant of any agreement between the Participant and the Company;

(c) A material failure by the Participant to comply with the Company’s written policies or rules;

(d) The Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(e) The Participant’s gross negligence or willful misconduct in connection with his or her performance of services for the Company or an Affiliate;

(f) A continuing failure by the Participant to perform assigned duties after receiving written notification of such failure from the Board; or

(g) A failure by the Participant to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

13.6 “Change in Control” means:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d) Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

13.7 “Code” means the Internal Revenue Code of 1986, as amended.

13.8 “Committee” means the Compensation Committee of the Board, as further described in Article 2.

13.9 “Common Share” means one share of the common stock of the Company.

13.10 “Company” means Isdera North America, Inc., a Nevada corporation.

13.11 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

13.12 “Corporate Transaction” has the same meaning as set forth in Section 17.5 above (which defines “Change in Control”), except that the last sentence of such Section shall not be given effect.

13.13 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

13.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

13.14.1 "Executive Officer" means the Company's Chief Executive Officer, Chairman of the Board of Directors, President, Treasurer, Sercretary, Chief Financial Officer, Chief Operating Officer, Employees who are deemed executive officers under Section 16 of the Exchange Act, and other officers who may be specifically designated Executive Officers by the Board, all of whom must be Employees of the Company.

13.15 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

13.16 “Fair Market Value” means the price at which Common Shares were last sold in the principal U.S. market for Common Shares on the applicable date or, if the applicable date was not a trading day, on the last trading day prior to the applicable date. If Common Shares are no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate. The Committee’s determination shall be conclusive and binding on all persons.

13.17 “Involuntary Termination” means the termination of the Participant’s Service by reason of:

(a) The involuntary discharge of the Participant by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause;

(b) The voluntary resignation of the Participant following (i) a material adverse change in his or her authority or responsibilities with the Company (or the Parent, Subsidiary or Affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 30 miles as a result of which his or her commute increase by at least 30 miles; or

(c) Any other reason approved by the Committee.

13.18 “ISO” means an incentive stock option described in Section 422(b) of the Code.

13.19 “NSO” means a stock option not described in Sections 422 or 423 of the Code.

13.20 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

13.21 “Optionee” means an individual or estate holding an Option or SAR.

13.22 “Outside Director” means a member of the Board who is not an Employee.

13.23 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

13.24 “Participant” means an individual or estate holding an Award.

13.25 “Performance Goal” means a goal established by the Committee for the applicable Performance Period based on one or more of the performance criteria set forth in Appendix A. Performance Goals may be established either on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries, Affiliates or business segments and either in absolute terms or relative to the performance of one or more comparable companies or one or more relevant indices. To the extent consistent with Section 162(m) of the Code, the Committee may adjust the results under any performance criterion to exclude any of the following events that occurs during a Performance Period: (a) asset writedowns, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary, unusual or non-recurring items, (f) exchange rate effects for non-U.S. dollar denominated net sales and operating earnings or (g) statutory adjustments to corporate tax rates.

13.26 “Performance Period” means a period of time selected by the Committee over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to a Performance Cash Award or an Award of Restricted Shares or Stock Units that vests on the basis of performance. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee.

13.27 “Plan” means this Isdera North America, Inc. 2011 Stock Option Plan, as amended from time to time.

13.28 “Service” means service as an Employee, Outside Director or Consultant.

13.29 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

APPENDIX A PERFORMANCE CRITERIA

The Committee may establish Performance Goals derived from one or more of the following criteria when it makes Awards of Restricted Shares or Stock Units that vest entirely or in part on the basis of performance:

• Earnings (before or after taxes)	• Sales or revenue
• Earnings per share	• Expense or cost reduction
• Earnings before interest, taxes and depreciation	• Working capital
• Earnings before interest, taxes, depreciation and amortization	• Economic value added (or an equivalent metric)
• Total stockholder return	• Market share
• Return on equity or average stockholders’ equity	• Cash flow
• Return on assets, investment or capital employed	• Operating cash flow
• Operating income	• Cash flow per share
• Gross margin	• Share price
• Operating margin	• Debt reduction
• Net operating income	• Customer satisfaction
• Net operating income after tax	• Stockholders’ equity
• Return on operating revenue	• Contract awards or backlog

• To the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee.

EXHIBIT A TO 2011 STOCK OPTION PLAN

ISDERA NORTH AMERICA, INC.
2011 STOCK OPTION PLAN
NOTICE OF STOCK OPTION GRANT AND
ISO STOCK OPTION AGREEMENT

You have been granted the following option to purchase shares of the Common Stock of Isdera North America, Inc. (the “Company”):

Name of Optionee:	<Name>
Total Number of Shares:	<Total Shares>
Type of Option:	<ISO> Incentive Stock Option <NSO> Nonstatutory Stock Option
Exercise Price per Share:	$<PricePerShare>
Date of Grant:	<DateGrant>
Vesting Commencement Date:	<VestDay>
Vesting Schedule:
This option becomes vested and exercisable with respect to the first _____% of the shares subject to this option when you complete _____ months of continuous “Service” (as defined in the Plan) from the Vesting Commencement Date. Thereafter, this option becomes vested and exercisable with respect to an additional _____% of the shares subject to this option when you complete each - month period of Service.

Expiration Date:	<ExpDate> This option expires earlier if your Service terminates earlier, as described in the Stock Option Agreement.

You and the Company agree that this option is granted under and governed by the terms and conditions of the 2011 Stock Option Plan (the “Plan”) and the Stock Option Agreement, both of which are attached to and made a part of this document.

You further agree to accept by email all documents relating to the Company, the Plan or this option and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email. You acknowledge that you may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with your ability to access the documents. This consent will remain in effect until you give the Company written notice that it should deliver paper documents.

You further agree to comply with the Company’s Securities Trading Policy when selling shares of the Company’s Common Stock.

ISDERA NORTH AMERICA, INC.	OPTIONEE

By:	Printed Name:
Title:	Signature:

ISDERA NORTH AMERICA, INC.
2011 STOCK OPTION PLAN
NOTICE OF STOCK OPTION GRANT AND
ISO STOCK OPTION AGREEMENT

Tax Treatment	This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code or a nonstatutory stock option, as provided in the Notice of Stock Option Grant.
Vesting
This option becomes vested and exercisable in installments, as shown in the Notice of Stock Option Grant.

This option will in no event become exercisable for additional shares after your Service has terminated for any reason.

Term
This option expires in any event at the close of business at Company headquarters on the day before the _____th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular Termination
If your Service terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your Service terminates for this purpose.

Death	If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.
Disability
If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date.

For all purposes under this Agreement, “total and permanent disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

Leaves of Absence and Part-Time Work
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Option Grant may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.
Notice of Exercise
When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered. The notice will be effective when the Company receives it.

However, if you wish to exercise this option by executing a same-day sale (as described below), you must follow the instructions of the Company and the broker who will execute the sale.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment
When you submit your notice of exercise, you must include payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the following forms:

• By delivering to the Company your personal check, a cashier’s check or a money order.

• By delivering to the Company certificates for shares of Company stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Company stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you.

• By giving to a securities broker approved by the Company irrevocable directions to sell all or part of your option shares and to deliver to the Company, from the sale proceeds, an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given in accordance with the instructions of the Company and the broker. This exercise method is sometimes called a “same-day sale.”

Withholding Taxes
You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements include payment in cash. With the Company’s consent, these arrangements may also include (a) payment from the proceeds of the sale of shares through a Company-approved broker, (b) withholding shares of Company stock that otherwise would be issued to you when you exercise this option, (c) surrendering shares that you previously acquired or (d) withholding cash from other compensation. The fair market value of withheld or surrendered shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Withholding Taxes and Stock Withholding
You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. With the Company’s consent, these arrangements may include withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale
You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Transfer of Option
Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

Retention Rights
Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share will be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).
The Plan and Other Agreements
The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

BY SIGNING THE COVER SHEET OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

EXHIBIT B TO 2011 STOCK OPTION PLAN

ISDERA NORTH AMERICA, INC.
2011 STOCK OPTION PLAN

STOCK OPTION AWARD AND AGREEMENT FOR NON-U.S. EMPLOYEES

THIS AGREEMENT is made on <Date Grant>

BETWEEN:

(1)  Isdera North America, Inc., a Nevada corporation with its principal place of business at _____________________________, (the “Corporation”), and

(2) _________________________, a resident of _______________ (the “Participant”).

PRELIMINARY:

(A) The Corporation intends to incentivize and motivate the Participant.

(B) The Corporation has determined to grant to the Participant an option to acquire <TotalShares> Common Shares on the terms set out in this Agreement.

(C) This Option is granted pursuant to the rules of the Isdera North America, Inc. 2011 Stock Option Plan.

(D) The Participant is a bona fide employee or a director (other than a non-executive director) of the Corporation or a Subsidiary.

Terms and Conditions

The Participant is hereby granted an Option to purchase shares of the Corporation’s Common Shares pursuant to the terms of the Isdera North America, Inc. 2011 Stock option Plan (the “2011 Plan”). Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth in the 2011 Plan. The rules of the 2011 Plan are legally binding and are incorporated in this option and this Agreement. This Agreement, including any country-specific appendix and the 2011 Plan, constitute the entire understanding between the Participant and the Corporation regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Award. The Participant is hereby granted the option to purchase <TotalShares> shares of the Corporation’s Common Stock (the “Option”). The Option term shall commence on <DateGrant> (the “Date of Grant”) and shall terminate upon <ExpDate> (the “Expiration Date”), or earlier if the Participant’s Service terminates earlier, as set forth in Section 3 of this Agreement. The Exercise Price per Common Share shall be US$<PricePerShare>

2. Vesting and Exercise of Options. Except as otherwise provided hereunder, the Option shall vest and be exercisable from time to time in accordance with the following schedule (purchases may be cumulative); provided, that as of each such date the Participant is still actively employed by the Corporation or a Subsidiary:

The Option shall vest and become exercisable with respect to _____% of the Common Shares subject to the Option when the Participant completes _____ months of continuous Service with the Corporation or a Subsidiary following <DateGrant>. The Option shall vest with respect to an additional _____% of the Common Shares subject to the Option when the Participant completes each _____ month period of continuous Service with the Corporation or a Subsidiary thereafter.

3. Termination of Options.

(a) The Option may not be exercised after the Expiration Date and is only exercisable as provided in Sections 2 and 4 of this Agreement. The Option shall terminate and be of no force or effect upon the Expiration Date, or earlier as provided in the next sentence and Subsection (b) below. In addition, if the Participant’s Service terminates for any reason prior to the Expiration Date, the unvested portion of the Option shall terminate on the date of such termination of Service.

(b) Subject to the limitations set forth in this Agreement and in the 2011 Plan, the Participant may exercise the vested portion of the Option in whole or in part at any time or from time to time from the Date of Grant until the first to occur of:

(i) Three (3) months following the date of the Participant’s termination of Service for any reason other than death or total and permanent disability;

(ii) One (1) year following the date of the Participant’s death, if an employee at the time of death (during which one year period the Option may be exercised (to the extent otherwise exercisable) by the person to whom the Participant’s rights hereunder shall have passed by will or by the laws of descent and distribution (hereinafter, a “Successor”));

(iii) One (1) year following the date of the Participant’s termination of Service due to total and permanent disability; or

(iv) The Expiration Date.

For all purposes under this Agreement, “total and permanent disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

4. Exercise of Options.

(a) Notice of Exercise. The Option may be exercised by notice to the Corporation (in written or electronic form as the Corporation directs) at the address set forth in Section 6 hereof, or such other address to which the principal office of the Corporation may be relocated, which notice shall: (i) be signed or accepted, as appropriate, by the Participant (or, if applicable, by the Participant’s Successors); (ii) state the number of Common Shares with respect to which the Option is being exercised; and (iii) contain such other information as the Committee may require.

(b) Payment of Exercise Price. Payment in full of the Exercise Price shall be made at the time of the written notice of exercise of the Option: (i) in cash or by check payable to the order of the Corporation; (ii) by giving to a securities broker approved by the Corporation irrevocable directions to sell all or part of the Participant’s Option Common Shares and to deliver to the Corporation, from the sale proceeds, an amount sufficient to pay the Exercise Price and Tax-Related Items (as defined in Section 4(d) below) (sometimes called a “same-day sale”); or (iii) any combination thereof. With regards to a same-day sale, the balance of the sale proceeds, if any, will be delivered to the Participant and the directions for the sale must be given in accordance with the instructions of the Corporation and the broker.

(c) Conditions to Exercise. As a condition to the exercise of the Option and the issuance of Common Shares upon exercise thereof, the Corporation may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and make any representation or warranty with respect thereto as may be requested by the Corporation.

(d) Withholding Taxes.

(i) The Participant is ultimately liable and responsible for any or all income tax, social insurance, employment tax, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) in connection with the Option and, regardless of any action the Corporation, the Participant’s employer (the “Employer”) or any Subsidiary takes with respect to the Tax-Related Items, the Participant acknowledges that the ultimate liability for the Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Corporation, the Employer or any Subsidiary.

(ii) The Participant further acknowledges that:

(A) Neither the Corporation, the Employer nor any Subsidiary makes any representation or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting, assignment, release or cancellation of the Options, the delivery of the Shares upon exercise of the Options, the subsequent sale of any Shares acquired upon exercise and the receipt of any dividends; and

(B) The Corporation, the Employer and/or any Subsidiary do not commit and are under no obligation to structure the terms of or any aspect of the Option to reduce or eliminate the Participant’s liability for the Tax-Related Items or achieve any particular tax result.

Further, if the Participant has become subject to tax in more than one jurisdiction between the grant date and the date of any relevant taxable event, the Participant acknowledges that the Corporation, the Employer (or former employer, as applicable) and/or any Related Entity may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii) Prior to any relevant taxable or tax withholding event, as applicable, in connection with the Option (e.g., exercise) that the Corporation determines may result in any withholding obligation for the Tax-Related Items, the Participant must adequately arrange for the satisfaction of all Tax-Related Items in a manner acceptable to the Corporation. In this regard, the Participant authorizes the Corporation, the Employer and/or any Subsidiary, or their respective agents, upon the exercise of its sole discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(A) withholding from any wages or other cash compensation paid to the Participant by the Corporation, the Employer and/or any Subsidiary; or

(B) withholding from proceeds of the sale of Common Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization).

No Common Shares will be delivered to the Participant or other person pursuant to the exercise of the Option until the Participant or other person has made arrangements acceptable to the Corporation for the satisfaction of applicable Tax-Related Items withholding obligations.

(e) Certificates. As soon as practicable after each of the Participant’s notice of exercise described in Section 4(a) above and receipt of the Exercise Price have been received by the Corporation and any condition of the exercise described in Section 4(c) above has been fulfilled, the Corporation shall deliver to the Participant a stock certificate representing the Common Shares to be issued under the Option or its electronic equivalent.

6. Representations of Participant.

(a) Ownership of Shares. Following exercise of all or a portion of the Option, the Participant will be the owner of the Common Shares issued, free and clear of any liens or encumbrances, except for restrictions set forth in the 2011 Plan, any agreement among the Common Stock stockholders, or otherwise referenced herein. The Participant agrees that this Agreement shall be applicable to such Common Shares.

(b) Electronic Delivery of Documents. The Participant agrees to accept by email all documents relating to the Corporation, the 2011 Plan or this Option and all other documents that the Corporation is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). The Participant also agrees that the Corporation may deliver these documents by posting them on a website maintained by the Corporation or by a third party under contract with the Corporation. If the Corporation posts these documents on a website, it will notify the Participant by email. The Participant acknowledges that he or she may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with the Participant’s ability to access the documents. This consent will remain in effect until the Participant gives the Corporation written notice that it should deliver paper documents.

(c) Insider Trading Policy. The Participant agrees to comply with the Corporation’s Securities Trading Policy when selling shares of the Corporation’s Common Stock.

7. Nature of Award. In accepting the Option, Participant acknowledges that:

(a) The 2011 Plan is established voluntarily by the Corporation, is discretionary in nature, and may be amended, suspended or terminated by the Corporation at any time;

(b) The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) All decisions with respect to future option grants, if any, will be at the sole discretion of the Corporation; (d) Participant’s participation in the 2011 Plan is voluntary;

(e) Participant’s participation in the 2011 Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Participant’s employment or service relationship (if any) at any time;

(f) The Option and any Common Shares acquired under the 2011 Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Corporation, or any Subsidiary, and that are outside the scope of Participant’s employment or service contract, if any;

(g) The Option and any Common Shares acquired under the 2011 Plan are not intended to replace any pension rights or compensation;

(h) The Option and any Common Shares acquired under the 2011 Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Corporation or any Subsidiary;

(i) The future value of the Common Shares underlying the Option is unknown and cannot be predicted with certainty; (j) if the underlying Common Shares do not increase in value, the Option will have no value;

(k) If Participant exercises the Option and acquires Common Shares, the value of such Common Shares may increase or decrease in value, even below the Exercise Price;

(l) In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the vesting of the Option or cancellation of the Option following termination of Participant’s active service (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the Employer, the Corporation and/or any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

(m) The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Participant’s participation in the 2011 Plan or Participant’s purchase or sale of Common Shares; and

(n) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the 2011 Plan before taking any action related to the 2011 Plan.

8. Data Privacy Notice and Consent. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among, as applicable, the Employer, the Corporation and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the 2011 Plan.

Participant understands that the Corporation and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Corporation or any Subsidiary, details of all options or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the 2011 Plan (“Personal Data”).

Participant understands that Personal Data will be transferred to any other third party assisting in the implementation, administration and management of the 2011 Plan. Participant understands that the recipients of the Personal Data may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting Participant’s local human resources representative. Participant authorizes the Corporation, and any other recipients of Personal Data which may assist the Corporation (presently or in the future) with implementing, administering and managing the 2011 Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the 2011 Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom Participant may elect to deposit any Common Shares purchased upon exercise of the Option. Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the 2011 Plan. Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands that refusal or withdrawal of consent may affect Participant’s ability to participate in the 2011 Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

9. Notices. Any notice given hereunder must be in writing and shall be deemed given when either personally delivered or on the day of posting sent through the post by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties to whom such notice is being given at the following addresses:

As to the Corporation:

Isdera North America, Inc.
(Address)

Attention: Jun Li, Chief Executive Officer

As to Participant:

last address shown on the books of the Corporation

10. Failure to Close; Remedies. In the event that the Corporation or the Participant shall fail or refuse for any reason whatsoever to close the sale or repurchase of Common Shares acquired under this Agreement as the Corporation or the Participant is obligated by this Agreement, then the other party to the sale or repurchase (the “non-defaulting party”) shall have the right to exercise any one or more of the following rights and remedies:

(a) The non-defaulting party shall have the right to recover damages from the defaulting party for any loss or damage, including reasonable attorneys’ fees, sustained by the non-defaulting party as a result of such default.

(b) The non-defaulting party shall have the right to specifically enforce this Agreement by seeking an injunction prohibiting the defaulting party from violating the terms of this Agreement and requiring the defaulting party to purchase or sell the Common Shares, as the case may be.

The rights and remedies of the non-defaulting party under this Section 10 are cumulative and not alternative and shall be in addition to any and all other rights and remedies available to the non-defaulting party at law or in equity.

11. Transfer of Option. Nothing contained in this Agreement shall be construed or interpreted so as to authorize or permit the Participant to transfer the Option by gift to any person or entity. Prior to the Participant’s death, only the Participant may exercise the Option. The Participant cannot transfer or assign the Option. For instance, the Participant may not sell the Option or use it as security for a loan. If the Participant attempts to do any of these things, the Option will immediately become invalid. The Participant may, however, dispose of the Option in the Participant’s will or a beneficiary designation. Regardless of any marital property settlement agreement, the Corporation is not obligated to honor a notice of exercise from the Participant’s former spouse, nor is the Corporation obligated to recognize the Participant’s former spouse’s interest in the Option in any other way.

12. Entire Agreement. This Agreement and the 2011 Plan contain the entire understanding and agreement by and between the parties hereto relating to the subject matter hereof and all prior or contemporaneous oral or written agreements or instruments are merged herein. No amendment to or modification of this Agreement shall be effective unless the same is in writing and signed by all parties hereto. No waiver by any party of any breach by the other of any provision of this Agreement shall be deemed to be a waiver of any other breaches thereof or the waiver of any such or other provision of this Agreement. Subject to the restrictions on assignment and transfer set forth hereinabove, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their estates, personal representatives, successors and assigns.

13. Severability. If any provision of this Agreement is declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity or enforceability of any other provisions of this Agreement or the remainder of this Agreement as a whole.

14. Applicable Law. The validity, construction, interpretation or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without regard to their choice-of-law provisions).

15. Construction. Section headings and subheadings have been inserted herein for convenience only and shall not be deemed to have any legal effect whatever in the interpretation of this Agreement. As used herein, the singular shall include the plural, and the plural and singular. The word “any” means one or more or all, and the conjunction “or” includes both the conjunctive and disjunctive.

16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

17. No Rights as a Stockholder Until Exercise. Under the 2011 Plan, neither the Participant nor, if applicable, his or her personal representative, shall be nor have any rights or privileges of a stockholder of the Corporation with respect to any shares of the Corporation’s Common Shares which may be acquired upon the exercise of the Option, in whole or in part, prior to the date upon which the Option is actually exercised for such shares in accordance with the provisions of Section 4 hereof and the certificates or their electronic equivalent representing such shares are issued.

18. Appendices. Notwithstanding any provisions in this Agreement, the Option shall be subject the terms and conditions set forth in the country-specific appendix to this Agreement. Moreover, if Participant relocates to one of the countries included in the appendix, the special terms and conditions for such country will apply to Participant, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the 2011 Plan. The country-specific appendix constitutes part of this Agreement.

19. Imposition of Other Requirements. In addition, the Corporation reserves the right to impose other requirements on the Option and the Common Shares purchased upon exercise of the Option, to the extent the Corporation determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the 2011 Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20. Language. If Participant has received this Agreement, or any other document related to the Option and/or the 2011 Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

21. Adjustments. In the event of a stock split, a stock dividend or a similar change in Corporation stock, the number of Common Shares covered by the Option and the Exercise Price will be adjusted pursuant to the 2011 Plan.

22. Other restrictions attaching to shares of the Corporation’s Common Stock. Common Shares issued and delivered under the 2011 Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which the Common Shares are then listed, any applicable federal or state laws, and any other written restrictions or agreements with respect to the Common Shares and the Committee may cause a legend or legends to be placed on the certificate or certificates representing any such shares to make appropriate reference to any such restrictions. In making such determination, the committee may rely upon an opinion of counsel for the Corporation.

IN WITNESS WHEREOF, the Corporation and Participant have caused the execution of this Agreement as of the date hereof, each intending to be legally bound hereby.

ISDERA NORTH AMERICA, INC.

By: ___________________________
      Jun Li CEO

Date of signature: _____, 20_____

PARTICIPANT

______________________________

Date of signature: _____, 20_____